NEWS RELEASE ©2022 U. S. Steel. All Rights Reserved www.ussteel.com CONTACTS: Arista Joyner Manager Financial Communications T – (412) 433-3994 E – aejoyner@uss.com Kevin Lewis Vice President Investor Relations T – (412) 433-6935 E – klewis@uss.com FOR IMMEDIATE RELEASE Andrea J. Ayers Elected to U. S. Steel Board of Directors PITTSBURGH, December 15, 2022 – United States Steel Corporation (NYSE: X) (“U. S. Steel”) announced today that Andrea J. Ayers has been elected to the Company’s Board of Directors. Ms. Ayers served as President and Chief Executive Officer of Convergys Corporation (now Concentrix Corporation) from November 2012 through October 2018, and a director of Convergys from October 2012 through October 2018. From 2008 through 2012, Ms. Ayers served as President of Convergys Customer Management Group, Inc. and from 2010 to 2012, she also served as Chief Operating Officer of Convergys Customer Management Group, Inc. Ms. Ayers has served on the board of Stanley Black & Decker, Inc. since 2014 and as Chair of the Board since April 2022. She also served on the board of directors of Endurance International Group Holdings, Inc. from 2019 until it was acquired in 2021. Ms. Ayers received a bachelor’s degree in management and administration from Louisiana State University, Shreveport. ### 2022- 047 Founded in 1901, United States Steel Corporation is a leading steel producer. With an unwavering focus on safety, the Company’s customer-centric Best for All® strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-

©2022 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com added steel products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. The Company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 22.4 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.